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                                                                     Exhibit 8.2

[Sullivan & Cromwell Letterhead]


October 10, 1995



Ford Motor Credit Company
The American Road
Dearborn, Michigan 48121

Dear Sirs:

     As special tax counsel to Ford Motor Credit Company (the "Company") in connection with the proposed sale by the Company of up to $4,000,000,000 aggregate principal amount of Debt Securities to be designated as Euro Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue and Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue, we hereby confirm to you our opinion as set forth under the heading "United States Taxation" in the Prospectus Supplements covering such notes relating to the Company's Registration Statement on Form S-3 (33-55945).

     We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Company's current report on Form 8-K and the reference to us under the heading "United States Taxation" in each of the Prospectus Supplements. By giving the foregoing consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                            Very truly yours,



                              /s/ Sullivan & Cromwell